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    Exhibit 1(c)

                         OLD MUTUAL SOUTH AFRICA EQUITY TRUST

                     Second Amendment to the Declaration of Trust

    The undersigned, being a majority of the Trustees of Old Mutual Equity Growth Assets South Africa Fund (the "TRUST"), a Massachusetts business trust, acting pursuant to Section 11.7 of the Declaration of Trust, dated September 1, 1995 (the "DECLARATION"), of the Trust, as amended by the First amendment to the Declaration of Trust dated as of May 27, 1996, hereby amend the said Declaration as follows:


    1. AMENDMENT. Section 11.7 of Article XI of the Declaration be, and it hereby is, amended in its entirety to read as follows*:

         SECTION 11.7. PRINCIPAL OFFICE AND REGISTERED AGENT. The name of the registered agent of the Trust is Melanie J. Saunders, 61 Front Street, Hamilton, Bermuda. The principal office of the Trust is 61 Front Street, Hamilton, Bermuda. The Trustees may, without the approval of Holders, change the registered agent of the Trust and the principal office of the Trust.

    2. CONFIRMATION OF DECLARATION. The Declaration as amended hereby is confirmed and reaffirmed in every particular.

    3. PROTECTION OF TRUSTEES. This amendment to the Declaration is not made by the Trustees of the Trust individually, but as Trustees under the Declaration, and the obligations under this amendment to the Declaration are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the trust estate.



IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration in Hamilton, Bermuda as of the fifth day of May, 1997.


         William Francois de la Harpe Beck
         William Francois de la Harpe Beck as Trustee and not individually The Little House 3 Nahoon Avenue Constantia 7800, South Africa


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         William L. Boyan
         William L. Boyan as Trustee and not individually
            John Hancock Mutual Life Company Limited
            John Hancock Place
            200 Clarendon Street, Boston, Massachusetts 02116
            U.S.A.



         Thomas Haskins Davis
         Thomas Haskins Davis  as Trustee  and not individually

            Winchester Global Trust Company Limited
            Williams House
            20 Reid Street
            Hamilton, Bermuda



         Michel John Drew
         Michel John Drew  as Trustee  and not individually
         International Services Limited 22 Church Street  Hamilton  HM 11,
         Bermuda




         William Langley
         William Langley  as Trustee  and not individually
         Old Mutual Asset Managers (Bermuda) Limited
         61 Front Street
         Hamilton, Bermuda


         Michael John Levett
         Michael John Levett  as Trustee  and not individually
         South African Mutual Life Assurance Society
         Mutualpark, Jan Smuts Drive
         Pinelands, South Africa


         Kenneth Rigby Williams
         Kenneth Rigby Williams  as Trustee  and not individually


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         15 Lime Tree Walk
         Virginia Park, Virginia Water.
         Surrey GU25 4SW, United Kingdom




  * Because a Trustee of the Trust, William L. Boyan (John Hancock Mutual Life Company Limited, John Hancock Place, 200 Clarendon Street, Boston, Massachusetts 02116), is a resident of the Commonwealth of Massachusetts, the Declaration does not name a resident agent in the Commonwealth.